Exhibit 99.1
Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania
18103
(800) 422-2825

Contact:  Thomas B. Dornblaser
          Manager, Investor Relations
                                                   News Release
New York Stock Exchange (BPL)                 FOR IMMEDIATE RELEASE
                                                 November 8, 1999


BUCKEYE PARTNERS, L.P. ANNOUNCES INCREASE IN DISTRIBUTION

Allentown, PA November 8, 1999 . . .Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P., today announced an increase of $.20 per Limited Partnership Unit ($.05 per quarter) in the annual limited partnership distributions to an indicated annual distribution of $2.40 per Limited Partnership Unit, effective with the fourth quarter distribution to be paid in February 2000. This increase reflects the strong financial performance of the Partnership's operations in the year to date, and the General Partner's expectations that such strong operating performance will continue into 2000 and beyond.

The General Partner also announced that it would continue its existing program to purchase Limited Partnership Units for its own account on the open market from time to time.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the General Partner believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.

Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,500 miles of pipeline operating in 10 states. In addition, the Partnership owns transmix refineries in Pennsylvania and Illinois, and operates pipelines under agreement with major oil and chemical companies.